EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ria Marie Carlson (714) 382-4400	Lisa Zwick (714) 382-2378
ria.carlson@ingrammicro.com	lisa.zwick@ingrammicro.com

INGRAM MICRO PRESIDENT RESIGNS TO BECOME CEO
OF A NON-TECHNOLOGY INDUSTRIAL COMPANY IN ASIA

SANTA ANA, Calif., June 15, 2010 – Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced that Alain Monié, president and chief operating officer, has resigned, effective August 22, 2010, to accept a chief executive officer position at a multi-national industrial company based in Asia.

“Alain is an outstanding and worldly leader, providing a valuable combination of strong business and technical knowledge along with a first-hand global perspective,” said Gregory M. Spierkel, chief executive officer.  “As president of our Asia-Pacific business, he played a critical role in the acquisition of Tech Pacific, which doubled the region’s size and transformed it from a break-even business in early 2004 to one of the company’s more profitable regions today.  Since his promotion to corporate chief operating officer, he has been a driving force behind operational improvements that will benefit our company for many years to come.  He is a detailed executive with the strategic insight to move an organization forward.  I’m confident that he will be an excellent chief executive.”

Spierkel added that Monié’s responsibilities will be absorbed by the current organization.   The company’s four regional presidents and top logistics executive will now report directly to Spierkel, while other executives will be assigned additional duties.

Monié joined Ingram Micro as executive vice president in January 2003 and was appointed president of the Asia-Pacific region a year later.  He was promoted to president and chief operating officer of the corporation in August 2007.  Before Ingram Micro, Monié was president of the Latin American division of Honeywell International and led the Asia-Pacific operations of Allied Signal Inc.

“My seven years at Ingram Micro have been very productive and rewarding, which made my decision to leave extremely difficult,” said Monié.  “I’m proud of the company’s achievements throughout the world, from building an unparalleled presence in emerging markets to taking innovative steps into logistics, cloud services and data capture.  My Ingram Micro colleagues are some of the brightest, most engaged executives I have encountered in my 30-plus-year career.  I will miss them, and thank them for their support, friendship and professionalism.  I was presented, however, with an ideal professional opportunity that I could not ignore.  I’m pleased to leave the company in a position of strength, as it benefits from the many improvements we’ve made over the last two years.”

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

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